Exhibit 10.2
KEY EXECUTIVE EMPLOYEE INCENTIVE AGREEMENT
     This Key Executive Employee Incentive Agreement (“Agreement”) is made by Steve Price (“Employee”) and Professional Veterinary Products, Ltd. (“PVPL”) on this 19th day of August, 2010.
Recitals
     Employee is employed by PVPL as its Chief Executive Officer. The parties recognize that the sale of substantially all of PVPL’s inventory to a buyer under a 11 U.S.C. § 363 sale is beneficial to PVPL and its bankruptcy estate. The parties further recognize that shareholders and creditors of PVPL are more likely to receive a greater return on their interests and claims if PVPL’s bankruptcy case is efficiently administered.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:
     1. Payment of Sale Incentive Bonus. To the extent the Employee is employed by PVPL on the date the bankruptcy court confirms a sale of substantially all of PVPL’s inventory to a purchaser under a 11 U.S.C. § 363 sale (the “Sale”), the Employee will receive a bonus of seventy-two thousand dollars ($72,000), payable as an administrative expense claim in PVPL’s bankruptcy case.
     2. Payment of Wind-down Incentive Bonus. To the extent the Employee is employed by PVPL on (i) November 30, 2010, or (ii) the date a distribution is made to general unsecured creditors, other than a distribution from the Sale, whichever comes first, the Employee will receive a bonus of forty thousand ($40,000), payable as an administrative expense claim in PVPL’s bankruptcy case.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PROFESSIONAL VETERINARY PRODUCTS, LTD.
By:	/s/ Steve Price
Steve Price, President

/s/ Steve Price
Steve Price, Employee